Exhibit 10.2

Donald M. Levinson
Executive Vice President – Human Resources & Services

July 23, 2003	1650 Market Street Philadelphia, PA 19192 Telephone 215.761.6190 Facsimile 215.761.5519

John Y. Kim
[Address]

Dear John:

We have already discussed the plans of CIGNA to explore a sale of the division and your importance in carrying out those plans. I recognize that this process will be challenging and that, if a sale is completed, your employment situation may change. CIGNA wants you to have an additional incentive to remain with the Retirement and Investment Division (CR&IS) through this exploration and potential sale process. Therefore, Ed and I have asked the Board and they have approved the following special arrangement, consisting of a retention bonus, guaranteed annual bonus and severance benefits:

Retention Bonus

CR&IS will pay you a retention bonus equal to 100% of your annual bonus target (less applicable withholding) paid half in cash and half in restricted stock units (similar to RSGs; details are included in the attached Restricted Stock Unit Agreement) if all of the following conditions are met:

You must remain continuously employed by CR&IS or the buyer through the earlier of:

•	Three months following the date of the closing of the sale (the Closing) of all or substantially all of CR&IS' assets (the Transaction); or
•	July 23, 2006.

Or, you are not employed by CIGNA or the buyer immediately after the Closing because CIGNA and the buyer fail to offer you a Suitable Position.

You must not be formally affiliated in any way with the buyer before a definitive agreement to enter into the Transaction is executed.

Your performance in your regular job and your contribution to the overall sale process must meet the expectations of CIGNA management. Whether your performance and contribution meet expectations will be determined in good faith by CIGNA management, including your efforts in the following areas:

•	Promoting confidence among CR&IS' customers in the positive outcome of the sale process;
•	Discouraging the dissemination of rumors about CIGNA's plans and the sale process;
•	Discouraging any disparaging statements about CIGNA's plans and the sale process; and
•	Honoring the provisions of the confidentiality letter that you signed that relates to this project.

You must maintain in complete confidence the existence and the terms of this incentive offer and not disclose this offer or any of its terms to anyone inside or outside the company.

CIGNA will pay you the cash portion of the retention bonus and vest the shares of CIGNA stock within 30 days after the earlier of (a) 3 months following the Closing or (b) July 23, 2006. If neither CIGNA nor the buyer offer you a Suitable Position (see below) upon the Closing, the payment of cash and vesting of shares will occur within 30 days after the Closing.

Annual Bonus for 2003 Performance

Your bonus for 2003 will be guaranteed at no less than target. It will be paid in March, 2004. To earn the bonus, you must be continuously employed by CIGNA or the buyer through March, 2004. If the Transaction occurs before the bonus is paid, and you are not offered a Suitable Position, you must be employed by CIGNA only through the Closing to receive the bonus.

Severance Benefits

To help ease your concerns about a possible need to seek new employment after the Closing, the Board has agreed that you will be eligible for standard severance available to other CIGNA senior managers at your level, including consideration for sign-on Strategic Performance Units described in your offer letter, if you are not employed by CIGNA or the buyer after the Closing and you have not been offered a Suitable Position upon the Closing by CIGNA or the buyer.

A Suitable Position is one that, in the opinion of CIGNA management:

•	is a reasonable match with your qualifications, skills and experience;
•	offers a base salary and bonus opportunity that is no less than your current base salary and target bonus amount; and
•	is located in Hartford, CT or within a reasonable commuting distance from your current permanent residence (any distance that is the same as or shorter than your current commute will automatically be treated as reasonable).

John, we are offering you this special retention incentive and severance benefits package to encourage you to remain as a key member of the CR&IS senior team. After you have read this letter, please sign and date it below and return the signed copy of the letter along with the signed Restricted Stock Unit Agreement to Ken Bottoms [routing code]. Ken is also available on [telephone extension] to answer any of your questions.

Sincerely,

/s/ Don[ald M. Levinson]

I acknowledge that I have read this offer letter and that I understand and agree to its terms and conditions.

/s/ John Y. Kim Signature	7/29/03 Date